COACHMEN INDUSTRIES, INC. REPORTS THIRD QUARTER EARNINGS;
         PROGRESS ON STRATEGIC PLAN; $155 MILLION BANK CREDIT FACILITY


ELKHART, Ind., Oct. 26 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news) today announced that sales for the third quarter ended September 30, 2000 were $182.7 million compared with last year's third quarter sales of $226.1 million. Net income for the quarter was $2.3 million compared with $9.5 million reported last year. For the quarter, diluted earnings per share were $0.15 compared to $0.58 in the same period in 1999.

Sales for the first nine months were $565.8 million compared with sales in the first nine months of 1999 of $640.3 million. Net income for the first nine months was $10.0 million compared to $25.8 million recorded for the same period in 1999. Diluted earnings per share for the first nine months were $0.64 compared to $1.55 for the same period in 1999.

The Recreational Vehicle (RV) Group:

The softening in the RV market that began earlier in the year intensified during the third quarter and has impacted all product categories except travel trailers, where unit sales were up by 5.0%. Year-to-date revenues from motorized products were down 14.8% as compared to the results from the same period in 1999 and year-to-date revenues for all towable products combined were 4.7% below revenues for the same period last year. The Company believes these market conditions reflect consumer concerns about rising interest rates and fuel prices and dealer concerns regarding inventory levels and financing. These factors, together with aggressive discounting within the industry, were reflected in both sales and earnings. It is anticipated that these conditions will continue at least through the remainder of the year.

In response to these market conditions and as part of Coachmen's strategic plan, during the third quarter, the administrative and support functions of Coachmen Recreational Vehicle Company and Shasta Industries were combined. As a result, one of Shasta's plants is no longer in operation and will be sold. While largely transparent to Coachmen's dealers and customers, the consolidation will enable the Company to eliminate redundant costs. This reorganization is expected to bring about increased efficiencies and has already contributed to a reduction in staffing.

A related change is that the sales, marketing and service support functions of Coachmen Recreational Vehicle Company's camping trailers have been transferred to Coachmen's Viking RV Company that specializes exclusively in camping trailers. This will permit more focused marketing in this important entry-level product type.

Most recently, the Company announced the consolidation of Georgie Boy Manufacturing's (GBM) diesel motorhome production into GBM's Edwardsburg, Michigan production complex. This will allow the company to reduce overhead and maximize efficiencies during current market conditions.

The Modular Group:

To improve efficiencies and achieve cost reductions, the Company made investments in its Decatur, Indiana All American Homes manufacturing facility. This will allow the Company to consolidate a second, less efficient facility in Decatur into the newly improved plant.

Because of the enhanced growth and profit opportunities in the modular industry, the Company intends to achieve more balance between the Company's RV and Modular businesses. In furtherance of these plans, two acquisitions have been made this year:

Mod-U-Kraf, Inc.

In June 2000, the Company completed the purchase of Mod-U-Kraf, a modular and commercial building company in Rocky Mount, Virginia with projected annual sales of $22 million. The Company is pleased with the progress of the integration of this acquisition.

Miller Building Systems, Inc.

In August 2000, Coachmen entered into an agreement to acquire Miller Building Systems Inc. As of the date of this release, the necessary number of shares to complete the transaction have been tendered and management expects the transaction to close within 30 days. Based in Elkhart, Indiana, with projected annual sales of $75 million, Miller markets, designs, fabricates and distributes commercial modular buildings including offices, banks, school buildings, and telecommunications structures. As a leader in building modular structures for the telecommunications industry, Miller customers include Nextel, AT&T, Motorola and Bell Atlantic. Miller operates five manufacturing locations nationwide. Miller meets Coachmen's acquisition criteria including financial returns, management and growth potential. With the addition of Miller, Coachmen becomes a full line modular company with important interests in the housing, commercial and telecommunications industries.


    Asset Rationalization and Utilization:
    The Company continues its efforts to improve asset utilization.

Lux Company

During the third quarter, the Company exited the furniture business with its sale of the Lux Company and related real estate. The gain on sale, principally on the sale of real property, increased earnings per share by $0.05 in the third quarter. The sale was part of the Company's continuing program of asset rationalization to allow it to focus on its two core businesses.

RV Dealerships

As previously announced, with the exception of two stores that will be retained for research and development and regional service purposes, the Company is exiting the RV retailing business. During the quarter, one dealership was liquidated, and three of the remaining five stores will be liquidated by the end of the year. The Company anticipates additional operational losses from these dealerships through the date of liquidation. Current market conditions in the RV industry could result in additional losses if the dealerships' inventories have to be significantly discounted in order to liquidate them. The decision to close these dealerships will improve the Company's asset utilization and should have a positive impact on earnings in 2001.

Corporate Results:

During the quarter, gross profit was impacted by inefficiencies attributable to reduced production volumes. Sales and administrative expenses during the quarter increased by 20% due to several factors. The Company responded to discounting in the RV marketplace with incentives and marketing programs designed to stimulate retail sales. There was also increased depreciation related to investments the Company made in plants, equipment, technology and future growth, as well as related professional fees.

Financial Strength:

In September 2000, the Company completed a $155 million bank credit facility with Banc One as the lead arranger and administrative agent. This credit facility, coupled with the Company's strong balance sheet, provides the flexibility to allow the implementation of the Company's strategic plan of actively pursuing internal and external growth opportunities. "The Company's financial condition is strong and with its bank credit facility, we will remain focused on our plan to enhance shareholder value," said James E. Jack, Executive Vice President and Chief Financial Officer.

Management:

The previously announced retirement plans of President Keith D. Corson became effective during the quarter with Chairman and Chief Executive Officer Claire C. Skinner assuming his responsibilities. At the same time, the senior management team has been expanded with the formation of the Executive Management Committee that replaces the previous Finance Committee. New members include William M. Angelo, Controller and Chief Accounting Officer, Steven E. Kerr, President of All American Homes, Inc., and Michael R. Terlep, President of Coachmen RV Company.

To better align the interests of management with shareholders, the Company also intends to implement a new compensation plan designed to more closely align management compensation with the financial performance of the Company.

Outlook:

"While we have made significant progress in executing our overall strategic plan, the softness in the RV market has, in effect, masked many of the improvements. As it now appears that these market conditions may continue, our focus in the fourth quarter is on reducing expenses in conjunction with anticipated reduced revenues. These many actions, together with the introduction of exciting new products, should allow us to realize improvements as market conditions become more favorable," said Claire C. Skinner, Chairman, CEO and President.

In order to assist the Company in complying with new SEC fair disclosure regulations, this is a longer, more comprehensive earnings release than in the past.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.

                          COACHMEN INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (in thousands except per share data)

                                    THREE MONTHS           NINE MONTHS
                                 ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                  2000        1999       2000        1999
                                  ----        ----       ----        ----

    Net sales                  $182,690     $226,114   $565,828    $640,338
    Cost of sales               161,267      195,024    496,513     553,667
    Gross profit                 21,423       31,090     69,315      86,671
    Selling, delivery and
      general and admin.
      expenses                   19,506       16,205     55,472      50,050
                               --------     --------   --------    --------
      Operating income            1,917       14,885     13,843      36,621
    Nonoperating income
      (expense), net              1,359         (164)       988       2,587
                               --------     --------   --------    --------
      Income before income taxes  3,276       14,721     14,831      39,208
    Income taxes                  1,003        5,196      4,828      13,452
                               --------     --------   --------    --------
      Net income                 $2,273       $9,525    $10,003     $25,756
                               ========     ========   ========    ========

    Earnings per common share:
      Basic                        $.15         $.58       $.64       $1.55
      Diluted                      $.15         $.58       $.64       $1.55

    Number of common shares used in the computation of earnings per share:
      Basic                      15,574       16,496     15,566      16,595
      Diluted                    15,577       16,548     15,573      16,655

                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  (in thousands)

                                                         SEPTEMBER 30,
                                                       2000           1999
                                                       ----           ----
    ASSETS
    Cash and cash equivalents                        $26,084         $8,020
    Marketable securities                             21,458         32,424
    Receivables                                       39,364         56,243
    Inventories                                       98,301        108,791
    Prepaid expenses and other                         2,138          1,852
    Deferred income taxes                              4,743          4,205
                                                    --------        -------
      Current assets                                 192,088        211,535
    Property and equipment, net                       78,406         74,186
    Intangibles                                        4,331          4,458
    Other assets                                      19,814         16,331
                                                    --------       --------
      Total assets                                  $294,639       $306,510
                                                    ========       ========

    LIABILITIES
    Current maturities of long-term debt                $550         $1,825
    Accounts payable                                  28,224         40,727
    Accrued income taxes                                 721          3,082
    Other current liabilities                         25,058         28,686
                                                    --------        -------
      Current liabilities                             54,553         74,320
    Long-term debt                                     9,100          8,766
    Other liabilities                                  9,112          6,592
                                                    --------        -------
      Total liabilities                               72,765         89,678
                                                    --------        -------

    SHAREHOLDERS' EQUITY
    Common shares                                     38,838         45,118
    Additional paid-in capital                         4,656          3,960
    Retained earnings                                178,380        167,754
                                                    --------        -------
      Total shareholders' equity                     221,874        216,832
                                                    --------        -------
      Total liabilities and shareholders' equity    $294,639       $306,510
                                                    ========       ========

                       SEGMENT INFORMATION (UNAUDITED)
                                (in thousands)

                                   THREE MONTHS            NINE MONTHS
                                ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                 2000        1999        2000        1999
                                 ----        ----        ----        ----
    Net sales
      Vehicles                 $137,888    $182,885    $443,571    $525,736
      Housing                    44,802      43,229     122,257     114,602
                               --------    --------    --------    --------
        Consolidated total     $182,690    $226,114    $565,828    $640,338
                               ========    ========    ========    ========

    Pretax income (loss)
      Vehicles                    $(651)     $9,285      $8,312     $25,365
      Housing                     3,873       4,228       9,900      11,710
      Other reconciling items        54       1,208      (3,381)      2,133
                               --------    --------    --------    --------
        Consolidated total       $3,276     $14,721     $14,831     $39,208
                               ========    ========    ========    ========

                                                                 AT
                                                           SEPTEMEMBER 30,
                                                          2000        1999
                                                          ----        ----
    Total assets
      Vehicles                                         $144,453    $186,641
      Housing                                            57,389      41,244
      Other reconciling items                            92,797      78,625
                                                       --------    --------
        Consolidated total                             $294,639    $306,510
                                                       ========    ========

         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (in thousands)
                                                           SEPTEMBER 30,
                                                          2000        1999
                                                          ----        ----
    Cash flows from operating activities                $25,263     $18,612

    Net cash provided by (used in)
      investing activities                                  370     (18,870)

    Net cash used in financing activities                (3,818)    (14,731)
                                                       --------    --------

    Increase (decrease) in cash and
      cash equivalents                                   21,815     (14,989)

    Cash and cash equivalents:
    Beginning of period                                   4,269      23,009
                                                       --------    --------
    End of period                                       $26,084      $8,020
                                                       ========    ========